NEWS RELEASE

For Immediate Release

Contact:

Larry W. Sayre

February 17, 2005

Vice President-Finance & CFO

(620) 663-5551

Collins Delays Filing of October 31, 2004 Form 10-K

Hutchinson, Kansas, February 17, 2005 ……Collins Industries, Inc.  (Nasdaq: “COLL”) today announced that the company’s investigation of its reserves for estimated future cash costs of worker compensation claims for the states of Florida and Kansas is ongoing.  The company’s audit committee is working diligently to complete the investigation as soon as possible. The company is insured with excess carriers in those states for costs in excess of certain retention levels.

The audit committee has hired an independent third party administrator and independent legal counsel to assist in its investigation of the reserves. Due to the complexity of calculating the reserves required at the various dates and the difficulty of estimating the reserve amount in each case, the company is taking time to ensure a complete investigation is finished before filing any additional SEC reports. Additionally, the company’s independent auditor will need time to review the findings before completing their audit of the company’s financial statements. This additional time will require the company’s annual shareholder meeting to be held at a later date than normal, which is traditionally the last Friday in February of each year.  The company expects the issues will be resolved in the near future and expects to bring all financial reporting requirements current and into compliance at that time.

The company has obtained a waiver from its lead bank with regard to the covenant in its credit facility that all SEC reporting be completed on a timely basis.  The credit facility remains available and unimpeded.

William R. Patterson, Chairman of the audit committee, said, “We realize this reporting issue is of concern to shareholders.  However, particularly in today’s environment of heightened scrutiny of even small public companies such as Collins, we must be cautious and diligent in the way we approach information released to the public.”

Collins Industries, Inc. is a leading manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North America’s largest producer of Type “A” small school buses, the nation’s second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to approximately 900 employees in six plants comprising over one million combined square feet of manufacturing space.   The Company sells its products throughout the United States and abroad.

This press release contains forward-looking information. The Company’s expectations regarding the timing of the resolution of its workers compensation investigation and filing of its Annual Report on Form 10-K are examples of such forward-looking information.  These statements can be identified by terminology such as the word “expects.”  The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the availability of key raw materials, components and chassis, changes in funds budgeted by Federal, state and local governments, changes in competition, various inventory risks due to changes in market conditions, changes in product demand, substantial dependence on third parties for product quality, interest rate fluctuations, adequate direct labor pools, development of new products, changes in tax and other governmental rules and regulations applicable to the Company, reliability and timely fulfillment of orders and other risks as indicated in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of unanticipated events.